The Autocallable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be liste d o n any securities exchange or automated quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapprov ed of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement. Any representation to the contrary is a criminal offense. W e have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (U SA) Inc. will purchase the Notes from us for distribution to other registered broker - dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA ) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market - making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market - making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP - 17 of this document. Investment in the Notes involves certain risks. Y ou should refer to “Risk Factors” beginning on page FWP - 8 of this document, page S - 1 of the accompanying prospectus supplement and page S - 1 of the accompanying Equity Index Underlying Supplement. The Estimated Initial V alue of the Notes on the T rade Date is expected to be between $940.00 and $990.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accurac y . See “Estimated Initial V alue” on page FWP - 5 and “Risk Factors” beginning on page FWP - 8 of this document for additional information. Price to Public Underwriting Discoun t (1) Proceeds to Issuer Per Note $1,000.00 T otal (1) HSBC US A Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of th e Notes to other registered broker - dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP - 17 of this document . The Notes: Are Not FDIC Insured Are Not Bank Guaranteed May Lose V alue Linked to the Least Performing of the S& P 500 ® Index, the Russell 2000 ® Index and the Nasdaq - 100 Index ® (the “Reference Asset”) ► Quarterly Contingent Coupon payments at a rate of at least 2.5375% (equivalent to at least 10.15% per annum) (to be determine d o n the T rade Date), payable if the Official Closing Level of each Underlying on the applicable Observation Date is greater than or equal t o 7 0.00% of its Initial Level ► Callable quarterly at the principal amount plus the applicable Contingent Coupon on any Call Observation Date on or after Mar ch 2, 2027 if the Official Closing Level of each Underlying is at or above its Call Threshold ► If the Notes are not called and the Least Performing Underlying declines by more than 30.00% but less than or equal to 40.00% , y ou will receive your principal amount (a zero return) ► If the Notes are not called and the Least Performing Underlying declines by more than 40.00%, there is full exposure to decli nes in the Least Performing Underlying, and you will lose all or a portion of your principal amount ► Due June 5, 2029, if not called ► All payments on the Notes are subject to the credit risk of HSBC US A Inc. HSBC US A Inc. Autocallable Contingent Income Barrier Notes Filed Pursuant to Rule 433 Registration No. 333 - 2772 1 1 June 2 , 2026 FREE WRITING PROSPECTUS ( T o Prospectus dated February 21, 2024, Prospectus Supplement dated February 21, 2024 and Equity Index Underlying Supplement dated February 21, 2024)

Indicative Terms[1]

Principal Amount	$1,000 per Note
Reference Asset	The S&P 500® Index (Ticker: SPX), the Russell 2000® Index (Ticker: RTY) and the Nasdaq-100 Index® (Ticker: NDX) (each, an "Underlying" and together the "Underlyings").
Call Feature	The Notes will be automatically called if the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date on or after March 2, 2027. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date[2].
Call Threshold	With respect to each Underlying, 100.00% of its Initial Value.
Contingent Coupon Rate	At least 2.5375% per quarter (equivalent to at least 10.15% per annum) (to be determined on the Trade Date).
Contingent Coupon	**If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date:** we will pay you the Contingent Coupon. **If the Official Closing Level of any Underlying is less than its Coupon Trigger on an Observation Date:** the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date[2].
Coupon Trigger	70.00% of the Initial Value of each Underlying.
Barrier Value	60.00% of the Initial Value of each Underlying.
Payment at Maturity per Note	Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows: ▪ **If the Reference Return of the Least Performing Underlying is greater than or equal to -30.00%:** $1,000 + final Contingent Coupon ▪ **If the Reference Return of the Least Performing Underlying is less than -30.00% but greater than or equal to -40.00%:** $1,000 (a zero return) ▪ **If the Reference Return of the Least Performing Underlying is less than -40.00%:** $1,000 + ($1,000 × Reference Return of the Least Performing Underlying). If the Notes are not automatically called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and will lose up to 100% of the Principal Amount at maturity.
Reference Return	With respect to each Underlying, $\frac{\text{Final Value} - \text{Initial Value}}{\text{Initial Value}}$
Least Performing Underlying	The Underlying with the lowest Reference Return.
Trade Date	June 2, 2026
Pricing Date	June 2, 2026
Original Issue Date	June 5, 2026
Final Valuation Date [3]	May 31, 2029
Maturity Date [3]	June 5, 2029
CUSIP / ISIN	40447EN77 / US40447EN778

[1] As more fully described starting on page FWP-4.

[2] See page FWP-5 for Observation Dates, Coupon Payment Dates, Call Observation Dates, and Call Payment Dates.

[3] Subject to adjustment as described under "Additional Terms of the Notes" in the accompanying Equity Index Underlying Supplement.

The Notes

The Notes may be suitable for investors who believe that the value of the Underlyings will not decrease significantly over the term of the Notes. Unless the Notes are automatically called, so long as the Official Closing Level of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, you will receive the quarterly Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date beginning on March 2, 2027, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Contingent Coupon.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Coupon Trigger but greater than or equal to its Barrier Value, you will receive a Payment at Maturity equal to the Principal Amount.

If the Notes are not automatically called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and you will lose 1% of your principal for every 1% decline of that Least Performing Underlying from its Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.



FWP-2

F W P - 3 Illustration of Payment Scenarios Y our payment on the Notes will depend on whether the Notes have been called, whether the Official Closing Level of each Underlying on an Observation Date is greater than or equal to its Coupon T rigge r , and whether the Final V alue of the Least Performing Underlying is greater than or equal to its Barrier V alue. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final V alue of the Least Performing Underlying is less than its Barrier V alue. Even with any Contingent Coupons you received prior to maturit y , your return on the Notes may be negative. Information about the Underlyings The S& P 500 ® Index (“SPX”) is a market capitalization - weighted index intended to provide a performance benchmark for the large - cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. econom y. 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2000 4000 6000 8000 The Russell 2000 ® Index (“ R TY”) is designed to track the performance of the small capitalization segment of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and the R T Y consists of the smallest 2,000 companies included in the Russell 3000 ® Index. The Russell 3000 ® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization. 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 1000 2000 3000 The Nasdaq - 100 Index ® (“NDX”) is a modified market capitalization - weighted index of 100 of the largest non - financial companies listed on the NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies (based on the Financials industry classification according to the Industry Classification Benchmark). Each underlying stock ’ s influence on the level of the NDX is directly proportional to the value of its share weight. 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 10000 20000 30000 40000 The graphs above illustrate the daily performance of each Underlying from May 31, 2016 through May 29, 2026. The closing values in the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results. For further information on each Underlying, please see “Description of the Reference Asset” beginning on page FWP - 16 of this document. W e have derived all disclosure regarding each Underlying from publicly available information. Neither HSBC US A Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about each Underlying.

HSBC USA Inc.

Autocallable Contingent Income Barrier Notes

This document relates to a single offering of Autocallable Contingent Income Barrier Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The S&P 500® Index (Ticker: SPX), the Russell 2000® Index (Ticker: RTY) and the Nasdaq-100 Index® (Ticker: NDX) (each, an "Underlying" and together the "Underlyings").
Trade Date:	June 2, 2026
Pricing Date:	June 2, 2026
Original Issue Date:	June 5, 2026
Final Valuation Date:	May 31, 2029, subject to adjustment as described under "Additional Terms of the Notes—Valuation Dates" in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be June 5, 2029. The Maturity Date is subject to adjustment as described under "Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying Equity Index Underlying Supplement.
Call Feature:	If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Call Threshold:	With respect to each Underlying, 100.00% of its Initial Value.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:	Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows: ▪ **If the Reference Return of the Least Performing Underlying is greater than or equal to -30.00%:** $1,000 + final Contingent Coupon. ▪ **If the Reference Return of the Least Performing Underlying is less than -30.00% but greater than or equal to -40.00%:** $1,000 (a zero return) ▪ **If the Reference Return of the Least Performing Underlying is less than -40.00%:** $1,000 + ($1,000 × Reference Return of the Least Performing Underlying). If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes may be negative in this case.
Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: $\frac{\text{Final Value} - \text{Initial Value}}{\text{Initial Value}}$

FWP-4

Observation Dates and Coupon Payment Dates:	**Observation Dates**	**Coupon Payment Dates**
	September 2, 2026	September 8, 2026
	December 2, 2026	December 7, 2026
	March 2, 2027 *	March 5, 2027 **
	June 2, 2027 *	June 7, 2027 **
	September 1, 2027 *	September 7, 2027 **
	December 1, 2027 *	December 6, 2027 **
	March 1, 2028 *	March 6, 2028 **
	May 31, 2028 *	June 5, 2028 **
	August 30, 2028 *	September 5, 2028 **
	November 30, 2028 *	December 5, 2028 **
	February 28, 2029 *	March 5, 2029 **
	May 31, 2029 * (the Final Valuation Date)	June 5, 2029 ** (the Maturity Date)

*These Observation Dates are also Call Observation Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under "Additional Terms of the Notes—Valuation Dates" and "Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying Equity Index Underlying Supplement.

Call Observation Dates: The applicable Observation Dates on or after March 2, 2027, as indicated above.

Call Payment Dates: The applicable Coupon Payment Dates on or after March 5, 2027, as indicated above.

Contingent Coupon: **If the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date,** you will receive the Contingent Coupon of at least $25.375 (to be determined on the Trade Date) per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Level of any Underlying is less than its Coupon Trigger on an Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Contingent Coupon Rate: At least 2.5375% per quarter (equivalent to at least 10.15% per annum) (to be determined on the Trade Date).

Initial Value: With respect to each Underlying, its Official Closing Level on the Pricing Date.

Final Value: With respect to each Underlying, its Official Closing Level on the Final Valuation Date.

Coupon Trigger: 70.00% of the Initial Value of each Underlying.

Barrier Value: 60.00% of the Initial Value of each Underlying.

CUSIP / ISIN: 40447EN77 / US40447EN778

Form of Notes: Book-Entry

Listing: The Notes will not be listed on any securities exchange or quotation system.

Estimated Initial Value: The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See "Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any."

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

FWP-5

F W P - 6 GENERAL This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC US A Inc. W e reserve the right to withdra w , cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in any Underlying or as to the suitability of an investment in the Notes. Y ou should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024, and Equity Index Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Equity Index Underlying Supplement, the terms described in this document shall control. Y ou should carefully conside r , among other things, the matters set forth in “Risk Factors” beginning on page FWP - 8 of this document, page S - 1 of the prospectus supplement and page S - 1 of the Equity Index Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. W e urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC US A Inc. HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more co mplete informat ion about HSBC and this offering. Y ou may get these documents for free by visiting EDGAR on the SEC ’ s website at ww w. sec.go v . Alternativel y , HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prosp ectus, prospec tus supplement and Equity Index Underlying Supplement if you request them by calling (212) 525 8010. Y ou may also obtain: ► The Equity Index Underlying Supplement at: https://ww w .sec.gov/Archives/edgar/data/83246/000 1 10465924025885/tm244959d3_424b2.htm ► The prospectus supplement at: https://ww w .sec.gov/Archives/edgar/data/83246/000 1 10465924025878/tm244959d1_424b2.htm ► The prospectus at: https://ww w .sec.gov/Archives/edgar/data/83246/000 1 10465924025864/tm244959d13_424b3.htm W e are using this document to solicit from you an offer to purchase the Notes. Y ou may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. W e reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you. P A YMENT ON THE NOTES Call Feature If the Official Closing Level of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date. Contingent Coupon W e will pay a quarterly Contingent Coupon on a Coupon Payment Date if the Official Closing Level of each Underlying on the applicable Observation Date is greater than or equal to its Coupon T rigge r . Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes — Interest and Principal Payments — Recipients of Interest Payments” beginning on page S - 17 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 10.15% per annum (or at least $25.375 per $1,000 Principal Amount per quarte r , if payable) (to be determined on the T rade Date). Payment at Maturity Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement V alue determined as follows: ■ If the Reference Return of the Least Performing Underlying is greater than or equal to - 30.00%: $1,000 + final Contingent Coupon ■ If the Reference Return of the Least Performing Underlying is less than - 30.00% but greater than or equal to - 40.00%: $1,000 (a zero return) ■ If the Reference Return of the Least Performing Underlying is less than - 40.00%: $1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not automatically called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon, and will lose up to 100% of the Principal Amount. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the SPX is S&P Dow Jones Indices LLC. The reference sponsor of the RTY is FTSE Russell. The reference sponsor of the NDX is Nasdaq, Inc.

INVESTOR SUITABILITY

The Notes may be suitable for you if:

- You believe that the Official Closing Level of each Underlying will be at or above its Coupon Trigger on most or all of the Observation Dates, and the Final Value of the Least Performing Underlying will be at or above its Barrier Value.
- You seek a quarterly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of at least 10.15% per annum (to be determined on the Trade Date) if the Official Closing Level of each Underlying is greater than or equal to its Coupon Trigger on the applicable Observation Date.
- You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.
- You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.
- You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -40.00%.
- You are willing to lose up to 100% of the Principal Amount.
- You are willing to hold the Notes, which will be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.
- You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the stocks included in the Underlyings.
- You do not seek an investment for which there will be an active secondary market.
- You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.
- You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

- You believe that the Official Closing Level of at least one Underlying will be below its Coupon Trigger on most or all of the Observation Dates, including the Final Valuation Date, and the Final Value of the Least Performing Underlying will be below its Barrier Value.
- You believe that the Contingent Coupon, if any, will not provide you with your desired return.
- You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.
- You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.
- You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -40.00%.
- You seek an investment that provides full return of principal at maturity.
- You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Level of each Underlying is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.
- You prefer to receive guaranteed interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Underlyings.
- You seek an investment for which there will be an active secondary market.
- You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.
- You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

FWP-7

RISK FACTORS

We urge you to read the section "Risk Factors" beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Equity Index Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Equity Index Underlying Supplement.

In addition to the risks discussed below, you should review "Risk Factors" in the accompanying prospectus supplement and Equity Index Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

- "—Risks Relating to All Note Issuances" in the prospectus supplement; and
- "—General Risks Related to Indices" in the Equity Index Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of any Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Trigger, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Underlyings during the term of the Notes.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 9 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if the Final Value of the Least Performing Underlying is less than its Barrier Value, even if there is an increase in the value of any other Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Coupon Trigger on an Observation Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Levels of the Underlyings on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying

FWP-8

is greater than or equal to its Coupon Trigger during the term of the Notes other than on an Observation Date but then decreases on an Observation Date to a value that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant quarterly period. Similarly, if the Notes are not called, even if the value of the Least Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Levels of the Underlyings on the applicable Observation Dates.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Observation Date (including the Final Valuation Date) and below its respective Barrier Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its Call Threshold on a Call Observation Date in order for the Notes to be called, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Level of any Underlying on an Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date. If on each of the Observation Dates, the Official Closing Level of any Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Risks Relating to the Reference Asset

Changes that affect the value of an Underlying may affect the market value of the Notes and the amount you will receive on the Notes and the amount you will receive at maturity.

The policies of the reference sponsor of an Underlying concerning additions, deletions and substitutions of the stocks included in an Underlying, and the manner in which the reference sponsor takes account of certain changes affecting those stocks, may affect the value of an Underlying. The policies of the reference sponsor with respect to the calculation of an Underlying could also affect the value of an Underlying. The reference sponsor may discontinue or suspend calculation or dissemination of an Underlying. Any such actions could affect the value of an Underlying and the value of and the return on the Notes.

Small-capitalization risk.

The RTY tracks companies that are considered small-capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the level of the RTY may be more volatile than an investment in stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

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F W P - 10 Non - U.S. Securities Risk. Some of the equity securities included in the NDX are issued by non - U.S. companies. Investments in securities linked to the value of such non - U.S. equity securities, such as the Notes, involve risks associated with the home countries of the issuers of those non - U.S. equity securities. The prices of securities in non - U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. General Risk Factors The Notes are subject to the credit risk of HSBC US A Inc. The Notes are senior unsecured debt obligations of the Issue r , and are not, either directly or indirectl y , an obligation of any third part y . As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordin a ted debt obligations of HSBC, except such obligations as may be preferred by operation of la w . Any payment to be made on the Notes, including any return of principal at maturit y , depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes. The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction. The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes. The Estimated Initial V alue of the Notes, which will be determined by us on the T rade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if an y. The Estimated Initial V alue of the Notes will be calculated by us on the T rade Date and is expected to be less than the price to public. The Estimated Initial V alue will reflect our and our affiliates ’ internal funding rate, which is the borrowing rate paid to issue market - linked securities, as well as the mid - market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial V alue of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. W e will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates ’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial V alue. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial V alue does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time. The price of your Notes in the secondary market, if an y , immediately after the T rade Date is expected to be less than the price to public. The price to public takes into account certain costs. These costs include our affiliates ’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligatio n s under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if an y , the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if an y , at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accurac y . The Notes are not designed to be short - term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturit y . Any sale of the Notes prior to maturity could result in a loss to you. If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial V alue of the Notes. Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if an y , and the value that may initially be used for customer account statements, if an y , may exceed the Estimated Initial V alue on the T rade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. W e will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.

F W P - 11 The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted. Y ou will not have any ownership interest in the stocks included in an Underlying. As a holder of the Notes, you will not have any ownership interest in the stocks included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying. The Notes lack liquidit y. The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easil y . Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if an y , at which HSBC Securities (USA) Inc. is willing to buy the Notes. Potential conflicts of interest may exist. An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligation s under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. W e will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes . Uncertain tax treatment. For a discussion of the U.S. federal income tax consequence s of your investment in a Note, please see the discussion under “U.S. Federal Income T ax Considerations” herein and the discussion under “U.S. Federal Income T ax Considerations” in the accompanying prospectus supplement.

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Level of an Underlying on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples may have been rounded for ease of analysis. The following table and examples assume the following:

Principal Amount:	$1,000
Hypothetical Initial Value of each Underlying*:	1,000.00
Hypothetical Call Threshold of each Underlying:	1,000.00, 100.00% of its Hypothetical Initial value
Hypothetical Barrier Value of each Underlying:	600.00 (60.00% of its Hypothetical Initial Value)
Hypothetical Coupon Trigger of each Underlying:	700.00 (70.00% of its Hypothetical Initial Value)
Hypothetical Contingent Coupon Rate:	10.15% per annum, payable quarterly (2.5375% for each quarter in which it is payable). The actual Contingent Coupon Rate will be at least 10.15% per annum and will be determined on the Trade Date.

* The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Call Observation Date	**Notes Are Not Called on Any Call Observation Date**		
	Example 1	**Example 2**	**Example 3**	**Example 4**
Initial Value of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Call Threshold of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Barrier Value of each Underlying	600.00	600.00	600.00	600.00
Coupon Trigger of each Underlying	700.00	700.00	700.00	700.00
Observation Dates	**Official Closing Level / Percentage Change of the Least Performing Underlying**			
1st Observation Date to 2nd Observation Date	735.00 / -26.50% Contingent Coupons: 2 x $25.375 = $50.75	749.00 / -25.10% Contingent Coupons: 2 x $25.375 = $50.75	740.00 / -26.00% Contingent Coupons: 2 x $25.375 = $50.75	735.00 / -26.50% Contingent Coupons: 2 x $25.375 = $50.75
3rd Observation Date (1st Call Observation Date)	1,200.00 / 20.00% Contingent Coupons: 1 x $25.375 = $25.375	740.83 / -25.917% Contingent Coupons: 1 x $25.375 = $25.375	560.00 / -44.00% Contingent Coupons: $0	400.00 / -60.00% Contingent Coupons: $0
4th Observation Date to the 11th Observation Date (including 2nd Call Observation Date to 9th Call Observation Date)	N/A	Official Closing Level is at or above the Coupon Trigger but below the Call Threshold Contingent Coupons: 8 x $25.375 = $203.0	Official Closing Level below the Coupon Trigger Contingent Coupons: $0	Official Closing Level is below the Coupon Trigger Contingent Coupons: $0
Final Valuation Date	N/A	724.50 / -27.55% Contingent Coupons: 1 x $25.375 = $25.375	490.00 / -51.00% Contingent Coupons: $0	630.00 / -37.00% Contingent Coupons: $0
Total Contingent Coupons Prior to Maturity or Call	$50.75	$279.125	$50.75	$50.75
Payment if Notes are Called	$1,000 + $25.375 = $1,025.375	N/A	N/A	N/A

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F W P - 13 Payment at Maturity N/A $1,000 + $25.375 = $1,025.375 $1,000 + ($1,000 x - 51.00%) = $490.00 $1,000.00 T otal payments on the Notes $1,076.125 $1,304.50 $540.75 $1,050.75 Return of the Notes 7.6125% 30.45% - 45.925% 5.075%

Example 1—The Official Closing Level of each Underlying on the first Call Observation Date is greater than or equal to its Call Threshold and the Notes are called.

Underlying		Initial Value		Official Closing Level
SPX		1,000.00		1,250.00 (125.00% of Initial Value)
RTY		1,000.00		1,200.00 (120.00% of Initial Value)
NDX		1,000.00		1,290.00 (129.00% of Initial Value)

Payment Upon a Call:	**$1,025.375**

Because the Official Closing Level of each Underlying on the first Call Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,025.375 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the aggregate Contingent Coupon payments of $50.75 received prior to the first Call Observation Date, we will have paid you a total of $1,076.125 per Note, resulting in a 7.6125% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2— The Notes are not called, the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value, and each Underlying closed at or above its Coupon Trigger (but below its Call Threshold) on all Observation Dates prior to maturity.

Underlying		Initial Value		Final Value
SPX		1,000.00		1,150.00 (115.00% of Initial Value)
RTY		1,000.00		724.50 (72.45% of Initial Value)
NDX		1,000.00		1,100.00 (110.00% of Initial Value)

The RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-27.55%
Payment at Maturity:	**$1,025.375**

Because the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive $1,025.375 per Note, reflecting the Principal Amount plus the final Contingent Coupon, calculated as follows:

Final Settlement Value = $1,000 + $25.375 = $1,025.375

When added to the aggregate Contingent Coupon payments of $279.125 received in respect of all previous Observation Dates, we will have paid you a total of $1,304.50 per Note, resulting in a 30.45% return on the Notes.

Example 3—The Notes are not called, the Final Value of the Least Performing Underlying is less than its Barrier Value, and each Underlying closed at or above its Coupon Trigger on all Observation Dates prior to the first Call Observation Date and below its Coupon Trigger on all other Observation Dates prior to maturity.

Underlying		Initial Value		Final Value
SPX		1,000.00		1,050.00 (105.00% of Initial Value)
RTY		1,000.00		490.00 (49.00% of Initial Value)
NDX		1,000.00		1,100.00 (110.00% of Initial Value)

The RTY is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-51.00%
Payment at Maturity:	**$490.00**

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $490.00 per Note, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -51.00%) = $490.00

When added to the aggregate Contingent Coupon payments of $50.75 received prior to the first Call Observation Date, we will pay you a total of $540.75 per Note, resulting in a -45.925% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

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F W P - 15 Example 4 — The Notes are not called, the Final V alue of the Least Performing Underlying is less than its Coupon T igger but greater than or equal to its Barrier V alue, and each Underlying closed at or above its Coupon T rigger on all Observation Dates prior to the first Call Observation Date, but below its Coupon T rigger on all other Observation Dates prior to maturit y. Underlying Initial V alue Final V alue SPX 1,000.00 1,100.00 ( 1 10.00% of Initial V alue) R TY 1,000.00 630.00 (63.00% of Initial V alue) NDX 1,000.00 1,050.00 (105.00% of Initial V alue) The R T Y is the Least Performing Underlying. Reference Return of the Least Performing Underlying: - 37.00% Payment at Maturity: $1,000.00 Because the Final V alue of the Least Performing Underlying is less the Coupon T rigger but greater than or equal to its Barrier V alue, you will receive $1,000.00 per Note. When added to the aggregate Contingent Coupon payments of $50.75 received in respect of all previous Observation Dates, we will have paid you a total of $1,050.75 per Note, resulting in a 5.075% return on the Notes.

F W P - 16 DESC RI P T I O N O F TH E R E FE RE N C E AS SET Description of the SPX Historical Performance of the SPX The S& P 500 ® Index (“SPX”) is a market capitalization - weighted index intended to provide a performance benchmark for the large - cap U.S. equity markets. The SPX includes a representative sample of 500 companies in leading industries of the U.S. econom y. For more information about the SPX, see “The S& P 500 ® Index” beginning on page S - 54 of the accompanying Equity Index Underlying Supplement. The following graph sets forth the historical performance of the SPX based on the daily historical closing values from May 31, 2016 through May 29, 2026. W e obtained the closing values below from the Bloomberg Professional ® service. W e have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional ® service. 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 2000 4000 6000 8000 The historical values of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the SPX on any Observation Date, including the Final V aluation Date. Description of the RTY Historical Performance of the RTY The Russell 2000 ® Index (“ R TY”) is designed to track the performance of the small capitalization segment of the U.S. equity market. All 2,000 stocks are traded on a major U.S. exchange, and the R T Y consists of the smallest 2,000 companies included in the Russell 3000 ® Index. The Russell 3000 ® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization. For more information about the R T Y , see “The Russell 200 0 ® Index” beginning on page S - 44 of the accompanying Equity Index Underlying Supplement. The following graph sets forth the historical performance of the R T Y based on the daily historical closing values from May 31, 2016 through May 29, 2026. W e obtained the closing values below from the Bloomberg Professional ® service. W e have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional ® service. 2017 2018 2019 2020 2021 2022 2023 2024 2025 2026 1000 2000 3000 The historical values of the R T Y should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the R T Y on any Observation Date, including the Final V aluation Date.

Description of the NDX

The Nasdaq-100 Index® ("NDX") is a modified market capitalization-weighted index of 100 of the largest non-financial companies listed on the NASDAQ Stock Market based on market capitalization. It does not contain securities of financial companies (based on the Financials industry classification according to the Industry Classification Benchmark). Each underlying stock's influence on the level of the NDX is directly proportional to the value of its share weight.

For more information about the NDX, see "The Nasdaq-100 Index®" beginning on page S-30 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the NDX

The following graph sets forth the historical performance of the NDX based on the daily historical closing values from May 31, 2016 through May 29, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.


40000
30000
20000
10000
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026

The historical values of the NDX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Level of the NDX on any Observation Date, including the Final Valuation Date.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of any Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying's Reference Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see "Description of Debt Securities — Senior Debt Securities — Events of Default" in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See "Supplemental Plan of Distribution (Conflicts of Interest)" on page S-87 in the prospectus supplement.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are "contingent payment debt instruments" for U.S. federal income tax purposes subject to the treatment described under the heading "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes" in the accompanying prospectus supplement.

We will not attempt to ascertain whether any of the entities whose stock is included in an Underlying would be treated as a passive foreign investment company ("PFIC") or United States real property holding corporation ("USRPHC"), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in an Underlying and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in any Underlying is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading "U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading "U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders" in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals' gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A "dividend equivalent" payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments ("ELIs") that are "specified ELIs" may be treated as dividend equivalents if such specified ELIs reference an interest in an "underlying security," which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer's determination that the Notes are not "delta-one" instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under "U.S. Federal Income Tax Considerations" in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-18

TABLE OF CONTENTS

Free Writing Prospectus

General	FWP-6
Payment on the Notes	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-8
Illustrative Examples	FWP-12
Description of the Reference Asset	FWP-16
Events of Default and Acceleration	FWP-17
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-17
U.S. Federal Income Tax Considerations	FWP-18

Equity Index Underlying Supplement

Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86

Prospectus Supplement

Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87

Prospectus

About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

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Autocallable Contingent Income Barrier Notes Linked to the Least Performing of the S&P 500® Index, the Russell 2000® Index and the Nasdaq-100 Index®

June 2, 2026

Free Writing Prospectus